EXHIBIT 10.2

Consulting Agreement

This Consulting Agreement (the “Agreement”) is entered into as of September 16, 2024, by and between REGENXBIO Inc. (“REGENXBIO”), a Delaware corporation with offices at 9804 Medical Center Drive, Rockville, Maryland 20850, and Vittal Vasista (“Consultant”), an individual with an address at 1218 Harve Lafitte Drive, Austin, TX 78746 each a “Party” and collectively the “Parties”).

WHEREAS REGENXBIO desires to retain Consultant as an independent contractor to perform consulting services for REGENXBIO, and Consultant is willing to perform such services, on the terms described herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

1.
Description and Performance of Services

During the Term of this Agreement, Consultant shall perform the services set forth in the Scope of Work attached hereto as Exhibit A, which is incorporated by reference herein, as reasonably requested by REGENXBIO (the “Services”).

2.
Compensation
a.
Fee/Equity. Consultant shall not be paid a cash fee or retainer for providing the services. As consideration for Consultant’s performance under this Agreement, notwithstanding any contrary terms or conditions in the applicable stock option and restricted stock unit agreements, Consultants’ service to REGENXBIO will be deemed to be continuous between his employment with REGENXBIO and performance of Consultant under this Agreement for the purposes of allowing any stock options or restricted stock units on Schedule 1 to continue vesting for the Term of this Agreement, and for purposes of determining the commencement of the post-termination exercise period of any stock options. Any incentive stock options that are not vested and exercised by the date that is three months from the Effective Date (as defined in Section 3(a) below) shall be deemed non-qualified stock options, pursuant to applicable law. The Parties agree that Schedule 1 attached to and made a part of this Agreement accurately reflects the stock options and restricted stock units held by Consultant and the vesting information related to each such grant.
b.
Expenses. REGENXBIO will reimburse Consultant for all reasonable, necessary and documented out-of-pocket expenses directly incurred by Consultant in the performance of Services hereunder, provided that any travel be approved in advance. REGENXBIO shall reimburse Consultant for such expenses within (30) thirty days of delivery of an invoice and receipts evidencing such expenses.
c.
Performance of Services. If REGENXBIO requests Services to be performed by Consultant, Consultant shall perform such Services in accordance with Exhibit A.

3.
Term and Termination
d.
Term. Subject to earlier termination or extension as hereinafter provided, Consultant’s engagement hereunder shall be for a term commencing on September 16, 2024 (the “Effective Date”) and ending on January 3, 2025 (the “Termination Date”) (together the “Term”).
e.
Termination for Breach. If either Party breaches in any material respect any of its material obligations under this Agreement, in addition to any other right or remedy, the non-breaching Party may terminate this Agreement in the event that the breach is not cured within 30 days after receipt by the other Party of written notice of breach.
f.
Termination by Mutual Agreement. Notwithstanding any other provision hereof, this Agreement may be terminated at any time upon mutual agreement of the Parties.
g.
Automatic Termination. Notwithstanding any other provision hereof, this Agreement shall automatically terminate if Consultant invokes revocation under the separate severance agreement of even date.
h.
Effect of Termination; Survival. Upon the expiration or other termination of this Agreement, Consultant shall cease performing Services hereunder and Consultant’s service to REGENXBIO will be deemed to be terminated under the award agreements between REGENXBIO and Consultant as of the termination date. For clarity, the effects of such termination of service include, but are not limited to, the ceasing of vesting of all stock options and restricted stock units as of such termination date and the expiration of any unexpired stock options three months after such termination date, pursuant to the applicable stock option agreement between REGENXBIO and Consultant (except when such termination is due to death or disability). The rights and obligations set forth in Sections 3-6 and 8-12 shall survive any expiration or termination of the Agreement.
4.
Confidential Information
i.
Definition of Confidential Information. Confidential Information” means any and all confidential or proprietary information and materials that are disclosed or otherwise provided by REGENXBIO or its Affiliates to Consultant or its Affiliates in writing, physically, orally or visually, and that: (a) is identified as confidential or proprietary at the time of disclosure; or (b) by its nature should reasonably be understood by Consultant to be confidential or proprietary. Confidential Information shall include, without limitation, any and all information concerning REGENXBIO’s technologies, processes, discoveries, methods, patentable and unpatentable ideas, research or development efforts, trade secrets, formulas, business strategies, finances, business operations or affairs and any and all of such information of third parties that REGENXBIO treats as confidential. Confidential Information shall not include any information that Consultant can demonstrate by then-contemporaneous written records (i) is or becomes publicly known through no act or omission of Consultant; (ii) is developed independently by Consultant without use of REGENXBIO’s Confidential Information; (iii) is known by Consultant when disclosed by REGENXBIO if Consultant does not then have a duty to maintain its confidentiality; (iv) is rightfully obtained by Consultant from a third party who does not owe REGENXBIO a duty to preserve its confidentiality; or (v) is approved for disclosure by the prior written authorization of REGENXBIO. Consultant shall have the burden of proving that information falls within one of the foregoing exceptions. “Affiliate” of a Party means any other legal entity that directly or indirectly controls, is controlled by, or is under common control with such Party, for as long as such control exists. “Control,” “controlled by” and “under common control” refers to (i) the ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting securities or the capital stock of, or other comparable equity or ownership interest in the respective legal entity, or (ii) in the absence of such ownership interest, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the respective legal entity, by contract or otherwise.
j.
Nonuse and Nondisclosure. Consultant shall use Confidential Information of REGENXBIO only in connection with performance of the Services. Consultant shall keep confidential and not disclose Confidential Information to any party other than to its and its Affiliates’ directors, officers, employees, independent contractors who are individuals and professional advisors who have a need to know such information in connection with performance of the Services, and who are bound by confidentiality obligations at least as protective of REGENXBIO’s Confidential Information as those set forth herein (collectively, the “Representatives”). Consultant shall not purchase or sell REGENXBIO’s securities while Consultant is in possession of material, nonpublic information relating to REGENXBIO, and Consultant acknowledges that it may be a violation of U.S. federal securities laws for Consultant to engage in such transactions. Consultant shall take action to enforce the obligations and restrictions herein on its Affiliates and Representatives which receive Confidential Information for the Purpose. Consultant shall be liable to REGENXBIO for any non-compliance of those Affiliates and Representatives with such obligations and restrictions to the same extent as Consultant is liable for any such non-compliance on its own part.
k.
Required Disclosure. Notwithstanding Section 4(b), Consultant may disclose Confidential Information to the extent required by a court or other governmental authority, provided that Consultant gives REGENXBIO reasonable advance written notice of the disclosure so that REGENXBIO may either seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement for such disclosure. In the event that REGENXBIO is either unable to obtain such remedy or waives compliance with the provisions of this Agreement, Consultant will thereafter disclose only the minimum Confidential Information required in order to comply.
l.
Return of Materials. Upon the written request of REGENXBIO, Consultant shall return to REGENXBIO, or shall destroy and certify in writing to REGENXBIO that it has destroyed, all drawings, documents, materials, and other tangible embodiments of Confidential Information in Consultant’s possession (and all copies and reproductions thereof), except that Consultant may retain one copy thereof solely for archival purposes.

m.
No License. This Agreement is not intended and shall not be deemed to grant or convey to Consultant any license or other rights in or to Confidential Information of REGENXBIO, including without limitation any intellectual property rights therein. All Confidential Information and all tangible embodiments of Confidential Information shall remain the exclusive property of REGENXBIO.
n.
Defend Trade Secrets Act Notice. This Agreement does not affect any immunity under 18 U.S.C. Sections 1833(b)(1)-(2), which read as follows (note that for purposes of this statute only, individuals performing work as contractors or consultants are considered to be employees): (1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
5.
Proprietary Rights

REGENXBIO and Consultant entered into a Proprietary Information and Inventions Agreement effective as of January 19, 2015 (the “PIIA”), which shall be incorporated into and made part of this Agreement. Notwithstanding any terms or conditions to the contrary in the PIIA, all rights, obligations and restrictions pursuant to the PIIA shall be interpreted to continue in full force and effect during the term of this Agreement as if Consultant were an employee of the Company during such term.

6.
Independent Contractor Status

It is understood and agreed that Consultant is an independent contractor and is not an agent or employee of REGENXBIO or any of REGENXBIO’s Affiliates and that REGENXBIO will not make any deductions for any statutory withholdings, such as income tax, pension plans, unemployment insurance or worker’s compensation. Consultant will not be entitled to participate in any medical, dental, extended health or group life insurance plans of REGENXBIO. Consultant is not and shall not hold itself out to be an agent, legal representative, partner, subsidiary, joint venturer or employee of REGENXBIO, and Consultant shall have no right or power to, and shall not bind or obligate REGENXBIO in any manner whatsoever or represent that Consultant has any right to do so.

7.
Non-Exclusive Service

Consultant shall retain the right to perform work for others during the term of this Agreement, provided, however, that, Consultant will not provide consulting services or other services to another company engaged in developing competitive gene therapy related products.

8.
Use of Name

Neither Party may use the name of the other Party, or any variation thereon or adaptation thereof, in any endorsement, advertising, promotional sales literature or other publicity without the prior written approval of such other Party, such approval not to be unreasonably withheld, conditioned or delayed.

9.
Representations, Warranties and Covenants

Consultant represents, warrants and covenants to the best of his knowledge that (a) the performance of the Services contemplated by this Agreement (i) are in compliance with all of the policies and procedures of Consultant or Consultant’s employer, as applicable, and (ii) does not and will not violate any agreements or undertakings of Consultant with any other third party; (b) Consultant has full authority to grant to REGENXBIO all rights granted hereunder; (c) Consultant shall perform all Services in a good and workmanlike manner, and in accordance with all applicable laws, rules, regulations and guidelines, including without limitation and to the extent applicable those relating to privacy and data protection; and (d) Consultant is not debarred under Section 306 of the Federal Food, Drug & Cosmetic Act, or otherwise debarred, suspended, excluded, disqualified, or otherwise restricted from working on, providing services for, or participating in any U.S. Food and Drug Administration-regulated activity or federally-funded contract, grant, cooperative agreement, health care program, or research activity, or from practicing before any government agency as a consequence of misconduct of any kind, and that Consultant is not, to his knowledge, presently the subject of any ongoing debarment, suspension, exclusion, disqualification, or restriction proceeding before any government agency.

10.
Indemnification

REGENXBIO agrees to indemnify, defend and hold harmless Consultant and his heirs, successors, assigns, subcontractors, employees, agents and representatives (collectively, the “Indemnified Parties”), from and against any and all loss, demands, claims, actions, damages, liability, judgments, cost and expenses, (including, but not limited to, reasonable attorneys’ fees and disbursements attendant thereto), arising out of, resulting from, or in connection with REGENXBIO’s breach of any duty, obligation, representation, warranty, and/or covenant in this Agreement, or a failure to comply with any provision of this Agreement, the performance of Services by Consultant, unless such loss or liability is a result of the gross negligence or willful misconduct of Consultant.

11.
Limitation of Liability

IN NO EVENT SHALL CONSULTANT BE LIABLE TO REGENXBIO OR TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, DELAY OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS RESULTING FROM, ARISING OUT OF, OR IN CONNECTION WITH THE SERVICES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER CONSULTANT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF

ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT SHALL CONSULTANT’S CUMULATIVE LIABILITY FOR DAMAGES OF ANY TYPE TO REGENXBIO UNDER THIS AGREEMENT EXCEED FIFTY THOUSAND DOLLARS. CONSULTANT DISCLAIMS ALL WARRANTIES WITH RESPECT TO ITS SERVICES, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, QUALITY OF INFORMATION, SECURITY, RELIABILITY, TIMELINESS, AND AVAILABILITY OF BACKED-UP DATA. REGENXBIO IS SOLELY RESPONSIBLE FOR THE SECURITY AND INTEGRITY OF ITS DATA AND SYSTEMS.

12.
Miscellaneous
o.
Interpretation. Wherever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitation” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”). Any reference in this Agreement to “day(s)” or “month(s)” shall be deemed to mean calendar day(s) or calendar month(s), respectively, unless expressly provided otherwise.
p.
Governing Law; Consent to Personal Jurisdiction. This Agreement shall be construed and governed in accordance with the laws of the State of Maryland without giving effect to conflict of law provisions. The Parties hereby submit to the exclusive jurisdiction of and venue in the District or Circuit courts located within Montgomery County, Maryland with respect to any and all disputes concerning the subject of this Agreement.
q.
Injunctive Relief. Consultant acknowledges that REGENXBIO will not have an adequate remedy at law nor will be adequately compensated by money damages for injury caused in the event that Consultant breaches or threatens to breach Consultant’s obligations under Sections 4 or 5 of this Agreement. It is therefore agreed that REGENXBIO shall be entitled to obtain a restraining order, injunction, or decree of specific performance from a court of equity in the event of any such breach. Nothing herein shall be construed to prevent or preclude REGENXBIO from pursuing any other remedies available to REGENXBIO for any such breach.
r.
Assignability. This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto and its successors and permitted assigns. Neither Party shall have the right to assign this Agreement without the written consent of the other.
s.
Modification; Severability. This Agreement may be varied, amended or extended only by a written agreement between the Parties that specifically refers to this Agreement. If any provision of this Agreement is held to be illegal, invalid or unenforceable in a final, unappealable order or judgment, then such provision shall be severed from this Agreement and shall be rendered inoperative; and the remaining provisions of this Agreement shall remain binding on the Parties hereto.
t.
Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

u.
Waiver. No failure or delay on the part of either Party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.
v.
Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document. This Agreement may be delivered by facsimile or electronic transmission, and facsimile or electronic copies of executed documents shall be binding as original copies.
w.
Entire Agreement. The terms and conditions herein and in the PIIA and in the severance agreement of even date constitute the entire agreement between the Parties relating to the subject matter of this Agreement and shall supersede all previous communications between the Parties with respect to the subject matter of this Agreement. Neither Party has entered into this Agreement in reliance upon any representation, warranty, covenant or undertaking of the other Party that is not set out or referred to in this Agreement or the severance agreement of even date.
x.
Costs of Enforcement. In the event of any legal action arising under this Agreement or any asserted breach thereof by a Party, the prevailing Party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, incurred in enforcing, attempting to enforce, or defending such legal action, including costs incurred prior to commencement of legal action and in any appeal.
y.
WAIVER OF JURY TRIAL. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY FOR ANY DISPUTES ARISING OUT OF THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound, each Party hereby executes this Agreement effective as of the Effective Date.

REGENXBIO Inc.

By:	/s/ Curran Simpson	/s/ Vittal Vasista
Name:	Curran Simpson	Vittal Vasista
Title:	President and Chief Executive Officer	Date: September 14, 2024
Date:	September 14, 2024

[Signature Page to Consulting Agreement]

Exhibit A

Scope of Work

Consultant will provide services in connection with the finance and investor relation functions of REGENXBIO, as reasonably requested by REGENXBIO from time to time, not to exceed 10 hours per week.

Schedule 1

Equity Awards Outstanding as of September 16, 2024

Incentive Stock Options*

Grant Date	Strike Price	Options Granted	Options Outstanding	Options Exercisable	Expiration/Cancellation Date
24-Sep-2014	$0.85	244,868	0	0	24-Sep-2024
24-Sep-2014	$0.85	120,499	0	0	24-Sep-2024
24-Sep-2014	$0.85	59,533	0	0	24-Sep-2024
19-May-2015	$3.76	20,041	0	0	19-May-2025
28-Jan-2016	$13.09	14,115	14,115	14,115	28-Jan-2026
04-Jan-2017	$19.50	5,121	5,121	5,121	04-Jan-2027
03-Jan-2018	$35.80	3,371	3,371	3,371	03-Jan-2028
03-Jan-2019	$40.82	2,631	2,631	2,631	03-Jan-2029
02-Jan-2020	$38.99	2,364	2,364	2,364	02-Jan-2030
04-Jan-2021	$44.97	2,491	2,491	1,320	04-Jan-2031
03-Jan-2022	$34.31	2,264	2,264	0	03-Jan-2032
03-Jan-2023	$22.25	4,510	4,510	0	03-Jan-2033
02-Jan-2024	$18.34	5,368	5,368	0	02-Jan-2034
TOTAL		487,176	42,235	28,922

Non-Qualified Stock Options

Grant Date	Strike Price	Options Granted	Options Outstanding	Options Exercisable	Expiration/Cancellation Date
19-May-2015	$3.76	9,959	0	0	19-May-2025
28-Jan-2016	$13.09	60,885	0	0	28-Jan-2026
04-Jan-2017	$19.50	44,879	24,046	24,046	04-Jan-2027
03-Jan-2018	$35.80	51,629	51,629	51,629	03-Jan-2028
03-Jan-2019	$40.82	54,369	54,369	54,369	03-Jan-2029
02-Jan-2020	$38.99	47,636	47,636	47,636	02-Jan-2030
04-Jan-2021	$44.97	53,709	53,709	50,197	04-Jan-2031
03-Jan-2022	$34.31	40,236	40,236	28,333	03-Jan-2032
03-Jan-2023	$22.25	61,723	61,723	27,597	03-Jan-2033
02-Jan-2024	$18.34	70,945	70,945	0	02-Jan-2034
TOTAL		495,970	404,293	283,807

Restricted Stock Units

Grant Date	RSUs Granted	RSUs Previously Vested	RSUs Outstanding
04-Jan-2021	12,400	9,300	3,100
03-Jan-2022	8,900	4,450	4,450
03-Jan-2023	46,174	11,544	34,630
02-Jan-2024	16,026	0	16,026
TOTAL	83,500	25,294	58,206

*Incentive stock options which are not vested and exercised within three months of September 16, 2024 will be treated for tax purposes as non-qualified stock options.